UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 11, 2016

CHROMADEX CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	000-53290	26-2940963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10005 Muirlands Boulevard, Suite G, Irvine, California, 92618
(Address of principal executive offices, including zip code)

(949) 419-0288
 (Registrant's telephone number, including area code)

Copies to:
Harvey Kesner, Esq.
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On March 11, 2016, ChromaDex Corporation, a Delaware corporation (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an existing stockholder pursuant to which the Company agreed to sell in a registered direct offering a total of 384,615 units (the “Units”) at a purchase price of $1.30 per Unit, with each Unit consisting of one share (‘Shares”) of the Company’s common stock, par value of $0.001 per share (“Common Stock”), and one unregistered warrant (the “Warrants”) to purchase one half of a share of Common Stock (the “Warrant Shares”).  The Common Stock and the Warrants are immediately separable and will be issued separately.  The Company has not engaged an underwriter or placement agent in connection with this offering.

Each Warrant will have an exercise price of $1.60 per share, will be exercisable immediately after the date of issuance and will expire three years from the date on which it is initially exercisable. The holder may exercise, in whole or in part, the Warrants on a cash basis. The Warrants also provide for certain rights upon fundamental transactions and adjustments to the exercise price of the Warrants based on stock dividends, stock splits and similar corporate actions.  The Company is prohibited from effecting the exercise of a holder’s Warrant to the extent that, as a result of such exercise, such holder would beneficially own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of such Warrant.

The offering closed on March 11, 2016. The Purchase Agreements also contain customary representations, warranties and agreements by us and the purchasers, indemnification obligations for us, and other obligations of the parties.

The Shares were issued pursuant to the Company’s previously filed and effective Registration Statement on Form S-3 that was filed with the Securities and Exchange Commission on May 8, 2015 and became effective on June 5, 2015 (File No. 333-203204). (File No. 333-190387). The Company filed a prospectus supplement (“Prospectus Supplement”) related to this registered direct offering on March 11, 2016. The Warrants and the Warrant Shares are not registered in the Prospectus Supplement.

The foregoing is only a summary of the material terms of the Purchase Agreement and the Warrants and does not purport to be a complete description of the rights and obligations of the parties thereunder. The foregoing description is qualified in its entirety by reference to the form of Purchase Agreement and the form of Warrant, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report and incorporated herein by reference.  The Purchase Agreement contains representations and warranties that the respective parties made to, and solely for the benefit of, the other parties thereto in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements or as stated therein and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Securities and Exchange Commission.

A copy of the opinion of Sichenzia Ross Friedman Ference LLP relating to the validity of the issuance and sale of the securities in the offering is attached as Exhibit 5.01 hereto.

Item 3.02.	Unregistered Sales of Equity Securities.
 The Warrant and the Warrant Shares have not been registered under the Securities Act of 1933, as amended (“the Securities Act”), or any state securities laws, and are being offered and sold only to an “accredited investor” (as defined in Rule 501(a) of the Securities Act) pursuant to an exemption from registration under Section 4(2) of the Securities Act and/or Regulation D of the Securities Act.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

5.01	Opinion of Sichenzia Ross Friedman Ference LLP

10.01	Form of Securities Purchase Agreement

10.02	Form of Warrant

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 11, 2016
CHROMADEX CORPORATION

	By:	/s/ Frank L. Jaksch Jr.
Name: Frank L. Jaksch Jr.
Title: Chief Executive Officer